Exhibit (a)(1)(G)

Personalized Eligible Award Addendum

Report Generated as of [DATE]*

Options

Name	Option Grant Date	Vesting Schedule	Percentage Scheduled to be Vested as of Expiration Date	Exercise Price	Number of Outstanding Shares Subject to Option
[NAME]	[DATE]	[VESTING SCHEDULE]	[%]	$[EXERCISE PRICE]	[SHARES]

[NAME]	[DATE]	[VESTING SCHEDULE]	[%]	$[EXERCISE PRICE]	[SHARES]

[NAME]	[DATE]	[VESTING SCHEDULE]	[%]	$[EXERCISE PRICE]	[SHARES]
Stock Appreciation Rights
Name	SAR Grant Date	Vesting Schedule		Exercise Price	Number of Outstanding Shares Subject to SAR
[NAME]	[DATE]	[VESTING SCHEDULE]	[%]	$[EXERCISE PRICE]	[SHARES]

[NAME]	[DATE]	[VESTING SCHEDULE]	[%]	$[EXERCISE PRICE]	[SHARES]

[NAME]	[DATE]	[VESTING SCHEDULE]	[%]	$[EXERCISE PRICE]	[SHARES]

*	If you exercise any portion of the awards listed above or if they otherwise expire or terminate, such exercised, expired or terminated portion will no longer be eligible to be exchanged in the offer.